EXHIBIT 10.9  FORM OF STOCK OPTION AGREEMENT



                      NON-QUALIFIED STOCK OPTION AGREEMENT
                   UNDER THE PRINCETON NATIONAL BANCORP, INC.
                                STOCK OPTION PLAN


         THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is made as of this day of _____________________, between Princeton National Bancorp, Inc., a Delaware corporation (the "Company"), and ______________________________________ (the "Optionee").

         WHEREAS, the Company wishes to align the interests of the Optionee with those of shareholders;

         WHEREAS, on ___________________________, (the "Grant Date"), the
Company's Board of Directors granted non-qualified stock options to certain employees of the Company and its Subsidiaries, including the Optionee; and

         WHEREAS, the parties desire to document the terms of stock option grants;

         NOW THEREFORE, the parties agree as follows:

         1. Grant of Options. The Company has granted ____________ Non-Qualified Stock Options to the Optionee (the "Options"). Once vested, each Option is exercisable at a price of $____________ per share of the Company's Stock (the "Option Price").

         2. Vesting of Options. Options are not exercisable until they vest. Except as otherwise provided herein, no Options shall vest prior to the first anniversary of the Grant Date. On the first anniversary of the Grant Date, one-third (1/3) of the Options will be vested and exercisable. On the second anniversary of the Grant Date, two-thirds (2/3) of the Options will be vested and exercisable. On the third anniversary of the Grant Date, all of the Options will be vested and exercisable.

         All Options which have not previously vested shall immediately vest and become fully exercisable upon the Retirement, Disability or death of the Optionee.

         3. Expiration of Options. Unless otherwise determined by the Committee, to the extent not previously exercised, the Options will expire on the earlier of, (a) the tenth anniversary of the Option Date; (b) three years after the Retirement, Disability or death of the Optionee; or (c) the termination of employment of the Optionee for reasons other than Retirement, Disability or death.

         4. Optionee Rights. No rights or privileges of a shareholder of the Company are conferred by reason of the granting of the Options. The Optionee will not become a shareholder of the Company with respect to the Option Stock unless and until the Options have been properly exercised and the Option Price fully paid for the number of the Options exercised.

         5. Transferability. The Options are not transferable, except by will or the laws of descent and distribution, however, the Directors Personnel, Policy and Salary Committee (the "Committee") has the discretion to allow for other Transfers of Options, but only to the extent provided in the Plan and only when such Transfer would be considered a completed gift for tax purposes. If an Option is transferred, it will continue to be subject to the terms and conditions of this Agreement, together with the Plan, and may not be

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transferred again. If the Options are transferable during the Optionee's lifetime, the Optionee will remain responsible for all applicable withholding taxes upon the exercise of any transferred Options and will, prior to transferring any Options, notify the Company of the anticipated Transfer. The Company shall not be required to provide to the transferee any notice of termination of any of the Options. If the Optionee transfers an Option and dies before a transferred Option has been exercised, the Option will automatically terminate upon the earlier of one year from the date of the Optionee's death or the expiration of the Option pursuant to this Agreement.

         6. Terms of Options. This Agreement, and the Options issued to the Optionee, are subject to all of the terms and conditions set forth herein and in the Plan, as may be amended from time to time, a copy of which has been provided to Optionee. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the Plan shall govern. Capitalized terms referenced, but not defined herein, will have the meaning attributed to them by the Plan. THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS READ THE PLAN AND AGREES TO BE BOUND BY ITS TERMS. Pursuant to the Plan, the Committee has authorized the Option Price and any applicable tax withholding liability associated with exercise of the Options to be payable in cash, or by netting or withholding Option Stock granted pursuant to the Options being exercised.

         7. Miscellaneous. This Agreement, together with the Plan, sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. Nothing contained in this Agreement will confer upon the Optionee any right with respect to the continuation of his or her employment status with the Company or its Subsidiaries. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Optionee, and their respective heirs, personal legal representatives and successors. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto; provided, however, that the Optionee hereby covenants and agrees to execute any amendment to this Agreement which shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with the laws governing this Agreement. This Agreement will be governed by the substantive law of the State of Illinois and may be executed in counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


ATTEST:                                 PRINCETON NATIONAL BANCORP, INC.


                                        By:
--------------------------------            ------------------------------------
V.P. -- Investor Relations                        Chairman of the Board



                                       Optionee:
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